Exhibit 99.1

Appointment of Robert Wowk as Director

BALLERUP, Denmark – February 18, 2026 (GLOBE NEWSWIRE) – LiqTech International, Inc. (NASDAQ: LIQT), a leading clean technology company specializing in advanced filtration systems, today announced the appointment of Bob Wowk to its Board of Directors, effective immediately.

Wowk has over 30 years of experience as a finance and business development executive principally in the industrial gas business and renewable energy sectors. Wowk spent over 20 years with Linde, Gulf Cryo and Air Products in global senior financial roles before transitioning to CFO roles over the last 10 years with small and mid-size companies involved in solar, waste-to-energy, lithium and H2 including sPower/AES, EnergyX and HydroGraph. He has proven success at scaling technology companies and leading multiple financing rounds in public and private markets. Wowk holds an M.B.A.in finance from The Wharton Graduate School of Business and a civil engineering degree from Lafayette College.

“We are pleased to welcome Bob to the Board of Directors,” said Alexander. J. Buehler, Chairman of the Board of Directors of LiqTech International. “His deep experience in industrial applications and his global perspective will be invaluable as we continue to execute our growth strategy and strengthen our position in key markets.” Mr. Wowk commented, “I am honored to join LiqTech’s Board at this important time in the Company’s development. LiqTech’s innovative filtration technologies address critical environmental challenges, and I look forward to working with the Board and management team to support the Company’s long-term strategy and value creation.”

About LiqTech International, Inc.

LiqTech International, Inc. is a clean technology company that manufactures and markets highly specialized filtration products and systems for liquid and gas applications. Founded in 2000, LiqTech’s patented SiC membranes are designed to treat the most challenging fluids in industrial and municipal water, marine scrubber, and oil & gas applications.

For more information, please visit: www.liqtech.com

Follow LiqTech on Linkedln: http://www.linkedin.com/company/liqtech-international

Forward-Looking Statements

This press release contains “forward-looking statements.” Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation, and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

LiqTech Company Contact

Susan Keegan Elleskov

Head of Marketing

LiqTech International, Inc.

Phone: +45 31315941

www.liqtech.com

LiqTech Investor Contact

Robert Blum

Lytham Partners, LLC

Phone: (602) 889-9700

liqt@lythampartners.com

www.lythampartners.com